Exhibit 10.1
RELEASE AND SETTLEMENT AGREEMENT

This release and settlement agreement (this “Agreement”) is dated July 22, 2024, between Cobra Acquisitions LLC (“Cobra”), the Puerto Rico Electric Power Authority (“PREPA”) and the Financial Oversight and Management Board for Puerto Rico, in its capacity as the sole Title III representative for PREPA (“FOMB” and, together with PREPA, the “Government Parties”). Cobra, PREPA, and FOMB are referred to collectively as the “Parties” and each individually as a “Party.”
RECITALS
WHEREAS, on May 3, 2017, the FOMB filed a voluntary petition for relief for the Commonwealth of Puerto Rico (the “Commonwealth”) pursuant to section 304(a) of the Puerto Rico Oversight, Management, and Economic Stability Act (“PROMESA”). Thereafter, the FOMB filed Title III cases for various instrumentalities of the Commonwealth, including PREPA on July 2, 2017 (the “PREPA Title III Case”), which Title III cases are being administered before the United States District Court for the District of Puerto Rico (the “Title III Court”);
    WHEREAS, in response to the damage caused by Hurricanes Irma and Maria, on October 19, 2017, PREPA and Cobra entered into that certain Emergency Master Service Agreement for PREPA’s Electrical Grid Repairs – Hurricane Maria (as subsequently amended from time to time, the “First Agreement”), for Cobra to aid in the restoration of the power grid and the rebuilding of power infrastructure;
    WHEREAS, following a request for proposals, PREPA and Cobra entered into that certain Master Services Contract for PREPA’s Electrical Grid Repairs – Hurricane Maria, dated May 26, 2018 (the “Second Agreement”), for Cobra to perform further recovery work on Puerto Rico’s power grid;

    WHEREAS, Cobra performed and completed the work contracted for under the First Agreement and the Second Agreement;
    WHEREAS, the First Agreement and the Second Agreement contemplated that PREPA would obtain federal grant funding awarded or administered by the Federal Emergency Management Agency (“FEMA”) in order to reimburse all or a portion of its costs under the First Agreement and the Second Agreement;
    WHEREAS, PREPA and Cobra have worked cooperatively to obtain funds from FEMA as reimbursement of PREPA’s payments to Cobra, including through certain administrative appeals and arbitrations relating to the First Agreement and the Second Agreement;
    WHEREAS, FEMA has reimbursed PREPA for certain of the payments to Cobra but has deobligated or disallowed other of Cobra’s charges, including approximately $21 million that FEMA de-obligated under the First Agreement, following a FEMA Region 2 appeal and a further review by the Civilian Board of Contract Appeals (all of which $21 million had previously been paid to Cobra); and approximately $73 million that FEMA disallowed under the Second Agreement (approximately $17 million of which had previously been paid to Cobra), which disallowance remains subject to pending FEMA appeals;
    WHEREAS, on September 13, 2019, Cobra filed Cobra Acquisitions LLC’s Motion for Allowance and Payment of Administrative Expense Claims [Case No. 17-3283, ECF No. 8789] in the PREPA Title III Case, which was subsequently amended by Cobra Acquisitions LLC’s Amended Motion for Allowance and Payment of Administrative Expense Claims filed on May 28, 2024 [Case No. 17-4780, ECF No. 5224] (as amended, the “Motion”) pursuant to the Order Establishing Deadlines Concerning Litigation of Cobra Acquisitions LLC’s Motion for Allowance and Payment of Administrative Expense Claims [Case No. 17-4780, ECF No. 5189];

    WHEREAS, the Motion seeks allowance and payment of an administrative expense priority claim from PREPA of all Cobra’s unpaid invoices plus accrued contract interest that Cobra claims is owing under the First Agreement and the Second Agreement, which amount totals approximately $405 million;
    WHEREAS, on June 12, 2024, PREPA filed the Debtor’s Objection to Amended Motion of Cobra Acquisitions LLC’s for Allowance and Payment of Administrative Expense Claims [Case No. 17-4780, ECF No. 5241] (the “Objection”), asserting various defenses to the administrative claims asserted by Cobra pursuant to the Motion;
    WHEREAS, certain Puerto Rico municipalities (the “Municipalities”) have asserted claims against Cobra for certain municipal and/or construction excise taxes (the “Municipal Tax Claims”), for which Cobra disputes any valid liability;
    WHEREAS, PREPA is holding $18,371,028.79 in funds (the “Withheld FEMA Funds”) it received from FEMA and considers payable to Cobra but for garnishments in this amount asserted by three Municipalities (the “Specified Municipalities”) for certain Municipal Tax Claims (the “Specified Municipal Tax Claims”), and for which Cobra disputes any valid garnishment;
    WHEREAS, the Parties have mediated in good faith before the Honorable Brendan L. Shannon, exchanged documents and information, and have determined that it is in their best interests to settle all matters in dispute;
NOW, THEREFORE, in consideration of the promises set forth herein and for good and valuable consideration, the receipt and adequacy of which the Parties hereto affirm and acknowledge, the Parties mutually agree as follows:

AGREEMENT
1.Settlement Terms.
a.Cobra has an allowed administrative expense claim against PREPA pursuant to section 503(b) of title 11 of the United States Code (the “Bankruptcy Code”), made applicable in the PREPA Title III Case pursuant to section 301(a) of PROMESA, in the amount of $170,000,000, plus an amount equal to the Withheld FEMA Funds (as defined below) (the “Administrative Claim”), for work it performed under the First Agreement and the Second Agreement. PREPA will pay the Administrative Claim in three (3) installments (together, the “Payments”) with (i) the first installment in the amount of $150,000,000 to be paid to Cobra by PREPA on the later of (A) ten (10) business days following the issuance of an order by the Title III Court approving this Agreement, and (B) August 31, 2024, (ii) the second installment in the amount of $20,000,000 to be paid to Cobra by PREPA within seven (7) days of the effective date of a confirmed plan of adjustment in the PREPA Title III Case, and (iii) the third installment in the amount of the Withheld FEMA Funds to be paid in accordance with Section 1.c. hereof. PREPA and Cobra may allocate the Payments in satisfaction of Cobra’s invoices in their internal records at the discretion of each Party.
b.FOMB shall file a motion (the “9019 Settlement Motion”) seeking an order approving this Agreement and enforcing the automatic stay against garnishments against PREPA (the “9019 Settlement Order”). The 9019 Settlement Order shall provide, among other things, that (i) the Payments contemplated hereunder are not subject to garnishment, lien, security interest, attachment or other similar encumbrance or security interest of any kind or nature (collectively, an “Encumbrance”) prior to payment to Cobra, (ii) PREPA is allowed to release the Withheld FEMA Funds to Cobra notwithstanding the subject garnishment notices, and (iii) neither FOMB nor PREPA shall have any liability to any Municipality or Specified Municipality for releasing the Withheld FEMA Funds or making any other payment to Cobra hereunder. For the avoidance of doubt, PREPA shall not be liable for, and shall have no further obligations with respect to Cobra, for any Encumbrance imposed by a third party on the Payments once paid to and received by Cobra.
c.Payment of the Withheld FEMA Funds.
i.PREPA shall pay the Withheld FEMA Funds to Cobra within ten (10) business days after the deadline for appealing the 9019 Settlement Order under Federal Rule of Bankruptcy Procedure 8002 if no such appeal is filed.
ii.If the provisions of the 9019 Settlement Order allowing PREPA to release the Withheld FEMA Funds to Cobra without retaining any liability to the Specified Municipalities are appealed by the Specified Municipalities, PREPA shall pay the

Withheld FEMA Funds to Cobra within ten (10) business days of the filing of the notice of such appeal.
iii.Cobra shall indemnify and hold PREPA harmless for any payment(s) PREPA is subsequently required to make pursuant to the Specified Municipalities on account of the Specified Municipal Tax Claims by an order of a court of competent jurisdiction, if (a) such order is entered as a result of any reversal on appeal of the 9019 Settlement Order with respect to the relief described in subsection (ii) above, and/or (b) the Puerto Rico Court of First Instance or other court of competent jurisdiction enters such order after a diligent challenge by PREPA, including through enforcement of the 9019 Settlement Order if in effect; provided that such indemnity obligation shall in no event exceed the amount of the Withheld FEMA Funds paid and received by Cobra. Cobra shall provide PREPA with a letter of credit (the “Indemnity Letter of Credit”) in the amount of the Withheld FEMA Funds to secure its indemnification obligations hereunder as a condition precedent to PREPA’s payment of the Withheld FEMA Funds pursuant to this Agreement. PREPA may draw the Indemnity Letter of Credit solely in the event it is ordered to pay any of the Specified Municipalities as contemplated above on account of the Specified Municipal Tax Claims, in the amount(s) so ordered.
d.PREPA may continue, in its sole discretion, to pursue Public Assistance funding from FEMA for monies PREPA paid to Cobra or payment on account of Cobra’s invoices deemed satisfied by the Payments hereunder, including through administrative appeals or arbitration. PREPA will keep any monies it obtains as a result of such efforts, and Cobra will not be entitled to any of those monies. For the avoidance of doubt, Cobra will not have any liabilities resulting from any decision by FEMA or in arbitration in accordance with Section 3 of this Agreement. Cobra shall use reasonable efforts to cooperate with PREPA in PREPA’s pursuit of such FEMA funding.
e.PREPA (including through the Puerto Rico Fiscal Agency and Financial Advisory Authority (“AAFAF”), as fiscal agent for PREPA, and/or FOMB, as the sole Title III representative for PREPA) shall use reasonable efforts to cooperate with Cobra in its defense against, and assist in resolving, the Municipal Tax Claims against Cobra asserted by the Municipalities; provided that, for the avoidance of doubt, the effectiveness of this Agreement is not conditioned upon resolution of the Municipal Tax Claims.
f.This Agreement shall become effective upon entry of the 9019 Settlement Order.

2.Authority and No Inconsistencies in Plan. Subject to entry of the 9019 Settlement Order, the Government Parties have obtained and provided the requisite approvals for such Parties to enter into this Agreement. Further, PREPA has received authorization, and is authorized, to receive funding from the Commonwealth of Puerto Rico for the sole purpose of making the Payments required hereunder to Cobra. For administrative convenience only, the Parties acknowledge and agree that the Commonwealth of Puerto Rico may pay Cobra directly on behalf of PREPA from funds appropriated for the purpose of making the Payments required of PREPA hereunder. FOMB and PREPA acknowledge and agree that any plan of adjustment filed and/or confirmed in the PREPA Title III Case shall not contain any provisions contrary to or reducing, limiting, or delaying PREPA’s fulfillment of its obligations under this Agreement or contrary to or inconsistent with the other terms and conditions of this Agreement.
3.PREPA and FOMB Release of Cobra. Effective upon the complete execution, Title III Court approval, and complete performance and implementation of this Agreement, this Agreement shall constitute a full release and accord and satisfaction of Cobra, its affiliates, successors, and predecessors, and their respective officers, agents, employees, and advisors of and from any and all liabilities, obligations, claims, appeals, demands, and causes of action, which PREPA, or FOMB, in its capacity as the sole Title III representative of PREPA, had, now has or hereafter may have, whether known or unknown, asserted or unasserted, administrative, judicial, legal or equitable, arising under or in any way related to the First Agreement, the Second Agreement, the Motion, the Objection, any work Cobra performed for or at the direction of PREPA, and otherwise with regard to any activities, acts or omissions of Cobra. For the avoidance of doubt, Cobra has no liability for, and is hereby released from, any obligation respecting payments or funding that PREPA has sought from FEMA and that FEMA has disallowed or deobligated.
4.Cobra Release of PREPA and FOMB. Effective upon the complete execution, Title III Court approval, and complete performance and implementation of this Agreement, this Agreement shall constitute a full release and accord and satisfaction of PREPA, FOMB, their affiliates (including the Commonwealth of Puerto Rico and AAFAF, as fiscal agent for PREPA), successors and predecessors, and their respective officers, agents, members, employees, and advisors of and from any and all liabilities, obligations, claims, appeals, demands, and causes of action, which Cobra had, now has or hereafter may have, whether known or unknown, asserted or unasserted, administrative, judicial, legal or equitable, arising under or in any way related to the First Agreement, the Second Agreement, the Motion, the Objection, any work Cobra performed for or at the direction of PREPA, and otherwise with regard to any activities, acts or omissions of PREPA or FOMB.
5.No Admission. This Agreement is a negotiated settlement among the Parties and neither the Agreement, nor any orders, statements, any motion filings, objections, or oral argument concerning this Agreement, including the 9019 Settlement Motion, for approval of the settlement imply any admissions of liability or fault by Cobra, PREPA, the Commonwealth, or FOMB. The terms and conditions of this Agreement, all communications among the Parties leading up to or regarding it, including any publicly disseminated information regarding this Agreement, and any orders, statements, or rulings by the Title III Court concerning it, any filings, objections, or oral argument concerning this Agreement, including the 9019 Settlement Motion, may not be used as evidence, shall be considered communications subject to the provisions of Federal Rule of Evidence 408, and shall not be admissible as evidence in any proceeding pertaining to the Motion, the Objection, or any other action or other current or future legal proceeding.
6.Attorneys’ Fees and Costs. The Parties shall bear their respective attorneys’ fees, expenses, and costs.
7.Good Faith Cooperation; Further Action. Subject to the other terms of this Agreement, the Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable) in respect of all matters concerning the implementation and consummation of this Agreement. Each Party shall take any and all further action reasonably necessary or appropriate to fully effectuate and enforce the provisions of this Agreement to carry out the purposes and intent of this Agreement, including but not limited to executing any additional documents necessary to effectuate the provisions of this Agreement.
8.Binding Nature. This Agreement, upon complete execution and effectiveness, is binding upon, and shall inure to the benefit of, the Parties hereto and their respective agents, employees, representatives, officers, directors, subsidiaries, assigns, heirs, predecessors and successors in interest.
9.Copies and Counterparts. This Agreement may be signed in counterparts by any and all Parties and each said counterpart shall be deemed an original. The Parties agree that electronic facsimile or PDF signatures shall have full force and effect of original signatures.
10.Representations and Warranties. Each Party represents and warrants as follows:

a.It does not rely and has not relied on any statement, representation, omission, or promise of the other Party (or any officer, agent, employee, representative, or attorney for the other Party) in executing this Agreement, or in making the settlement provided for herein, except as expressly stated in this Agreement; it has, however, relied on this Agreement and all of its terms and provisions;
b.It has investigated the facts pertaining to this settlement and this Agreement, and all matters pertaining thereto, to the full extent it deems necessary;
c.It has carefully read and knows and understands the full contents of this Agreement and is voluntarily entering into this Agreement; and
d.It expressly understands that this Agreement represents the final agreement between the Parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements or understandings between the Parties.
11.Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties concerning the subject matter hereof, and supersedes and replaces all prior negotiations, proposed agreements and agreements, written and oral, relating thereto and the obligations set forth hereunder may not be altered, amended or modified in any respect unless in writing, and duly executed by the Parties. There are no collateral agreements, reservations, or understandings between the Parties, express or implied, oral or written, except as specifically set forth herein. No modification to this Agreement shall be binding unless it is reduced to writing and signed by the Parties to this Agreement.

12.Co-Authorship. The terms of this Agreement are contractual and not a mere recital. This Agreement exists independently of the First Agreement, the Second Agreement and any other agreement among the parties, and survives them. This Agreement is the joint product of the Parties, and it shall not be construed against either Party to the Agreement on the ground of sole authorship.
13.Jurisdiction. The Parties hereby consent to the exclusive jurisdiction of the Honorable Laura T. Swain, sitting in the United States Bankruptcy Court for the District of Puerto Rico, for the purposes of enforcing and interpreting the executed Agreement.
14.Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.
15.Authorization. The Parties hereby declare that this Agreement has been duly authorized by each of the Parties after consultation with counsel and that the undersigned fully understand the terms of this Agreement and have the express authority to enter into this Agreement.
[Remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement, effective as of the latest date set forth below.
COBRA ACQUISITIONS LLC

/s/ Arty Straehla
Name: Arty Straehla
Title:      CEO

DATED: July 12, 2024

PUERTO RICO ELECTRIC POWER AUTHORITY

/s/ Francisco Berrios Portela
Name: Francisco Berrios Portela
Title:      Chairman

DATED: July 24, 2024

FINANCIAL OVERSIGHT AND MANAGEMENT BOARD FOR PUERTO RICO

/s/ Robert F. Mujica Jr.
Name: Robert F. Mujica Jr.
Title:      Executive Director

DATED: July 26, 2024
13